Exhibit 10.19

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (“Agreement”) is entered into by and between Unimin Corporation (“Company”), and Scott Preston (“Employee”)(each, a “Party,” and collectively, the “Parties”). Employee enters into this Agreement on behalf of the Employee, the Employee’s spouse, heirs, successors, assigns, executors, and representatives of any kind, if any.

Whereas, the Company and Employee are parties to an Employment Agreement (“Employment Agreement”), attached hereto as Exhibit A, effective as of February, 29, 2016, pursuant to which Employee serves as the Company’s Vice President and Chief Operating Officer, and which will expire by it terms on March 1, 2019; and

Whereas, the Company and Employee have agreed to terminate the Employment Agreement and Employee’s employment with the Company prior to March 1, 2019 in accordance with Section 11(b) of the Employment Agreement, and under the terms and conditions of this Agreement; and

Whereas, the Employee and the Company voluntarily enter into this Agreement, which includes a mutual release of claims, and Employee accepts the benefits and other promises contained in this Agreement in full and final satisfaction of the claims released; and

Whereas, the Parties enter into this Agreement for the express purpose of fully and finally concluding and resolving all disputes, concerns or matters that ever existed, now exist or may exist between the Company and the Employee,

Now, therefore, the Parties agree as follows:

1.

Termination of Employment Agreement and Employment. The Parties mutually agree that the Employment Agreement and the Employee’s employment with the Company are terminated effective at 11:59 p.m. EST, December 31, 2017 (“Separation Date”), and that any notices required to be given under the Employment Agreement either have been given or are hereby waived. Except as otherwise specifically set forth in this Agreement, the Employee shall have no right to compensation, employee benefits or damages of any kind under the Employment Agreement.

2.

No Admission. Neither the Company’s signing of this Agreement nor any actions taken by the Company in accordance with the terms of this Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to the Employee or that it has violated any federal, state, or local law, regulation or any Company policy or procedure. Neither the Employee’s signing of this Agreement nor any actions taken by the Employee in accordance with the terms of this Agreement constitute an admission by the Employee that he has acted improperly or unlawfully with regard to the Company or that he has violated any federal, state, or local law, regulation or any Company policy or procedure.

3.	Benefits. As consideration for Employee’s execution of this Agreement, the Company will provide Employee with the following benefits:

(a)

The Company will pay the Employee a lump sum amount of nine hundred and twenty thousand dollars ($920,000.00), less applicable federal, state, and local income taxes, social security and Medicare taxes, and payroll deductions. Such amount shall be paid within thirty (30) days of the Separation Date.

(b)

The Company will pay on the Employee’s behalf the premiums or equivalent premiums (to the extent set forth below) for the Employee’s coverage and for the Employee’s family, if applicable, under the Company’s group medical and dental plans if the Employee elects to continue coverage under such plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for for the eighteen (18) month beginning on January 1, 2018 and ending June 30, 2019. It is understood that during this period, Employee will be provided only with the same Group Health Coverage offered to other Company salaried employees who are in the North American Executive Management Group during the same period, which may or may not be the same as the Group Health Coverage provided on the day immediately preceding the Separation Date. It is further understood that any Group Health Coverage provided to eligible dependents other than your spouse, will not be provided beyond the date(s) such dependent(s) attain the age of twenty-six (26).

(c)

The Company will transfer to the Employee all rights, title and ownership interest in the Company automobile now in Employees’s possession: 2016 Chevrolet Tahoe, VIN 1GNSKCKCXGR120607. Employee shall be responsible for any title transfer, registration or other taxes and fees, including any applicable federal, state, and local income taxes, social security and Medicare taxes, and payroll deductions.

(d)

The Company will provide the Employee with up to six (6) month of outplacement services through Right Management, 301 Merritt 7, 2nd Floor, Norwalk CT 06851, at no cost to Employee. You have 6 months from execution of this Agreement to commence this benefit.

Notwithstanding anything to the contrary in this Agreement, if the Employee executes this Agreement at any time prior to the Separation Date, the Employee shall not be entitled to receive any of the benefits provided for in this Section 3 unless on or immediately after the Separation Date, Employee re-executes this Agreement in its entirety, including the General Release provisions of Section 5, provided, however, that such re-execution shall not be required in the event of Employee’s death or a physical or mental incapacity rendering Employee incompetent or incapable of re-executing the Agreement.

4.

Non-Compete. The Employee again agrees, and hereby restates and reaffirms his non-competition obligationthrough the Non-Competition Period as defined in the Employment Agreement, and Sections 8, 9 and 10 of the Employment Agreement are hereby fully incorporated into this Agreement as if fully set forth herein, provided, however, that the definition of “Competitor” as set forth in section 8(b)(ii) of the Employment Agreement is hereby amended to mean or include: (A) any third party whose business or major segment thereof is the mining, production or processing of silica or other industrial minerals or materials for use as a proppant in the hydraulic fracturing process or for any other extraction or excavation process in the oil, gas or other energy related industry, and who is engaged in direct competition with the Company; or (B) any third party who owns or operates, intends to own or operate, or is preparing to own or operate a subsidiary, affiliate, or business line or business segment whose business is or is expected to be engaged in the activities described in subsection (A) above, and who is engaged in direct competition with the Company. Employee understands and agrees that the purpose of this this Section 4 is solely to protect the Company’s legitimate business interests, including, but not limited to the Company’s Confidential Information and trade secrets, customer relationships and goodwill, and the Company’s competitive advantage within the industry in the operation of the Business, as that term is defined in the Employment Agreement. Employee acknowledges and agrees and this Section 9 is not intended to impair, nor will it impair, Employee’s ability or right to work or earn a living.

5.

Mutual General Releases. (a) The Parties hereby release and forever discharge each other and their subsidiaries, affiliates, and divisions, and their past, present, and future employees, directors, officers, agents, shareholders, insurers, attorneys, executors, successors, assigns, and other representatives of any kind in their capacities as such (referred to in this Agreement collectively as “Released Parties”) from any and all claims, charges, demands, liabilities, or causes of action of any kind, known or unknown, asserted or unasserted (“Claims”), that each ever had, has or may have, from the beginning of time through the date the Parties execute this Agreement, including, but not limited to, any claims, liabilities, or causes of action of any kind arising in connection with the Employee’s employment or termination of employment with the Company or arising under or relating to the Employment Agreement, except as otherwise provided for in paragraph (b) of this Section 5.

Furthermore, subject to paragraph (b) of this Section 5, the Employee also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from the Company or any of the other Released Parties. Claims that the Employee is releasing include, but are not limited to: claims for wrongful discharge; constructive discharge; breach of contract; tortious interference with contract; unlawful terms and conditions of employment; retaliation; defamation; invasion of privacy; claims for unlawful conspiracy; discrimination, including any discrimination or other claim arising under the Age Discrimination In Employment Act of 1967, as amended, 29 U.S.C. §621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended, 29 U.S.C. §2000e et seq.; the Federal Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq.; the Equal Pay Act of 1963, as amended, 29 U.S.C. §206(d) et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Connecticut Human Rights and Opportunities Act, C.G.S. §46a-51 et seq., the Connecticut Family and Medical Leave Act, C.G.S. §31-51kk et seq., the Connecticut Wage Payment Laws, C.G.S. §31-58 et seq., any other federal, state, or local constitutional provision, statute, executive order, or regulation or ordinance relating to employment and/or civil rights, and any other claims whether based on contract or tort.

(b) Notwithstanding the provisions of paragraph (a) of this Section 5 or the other provisions of this Agreement:

(i)

Nothing in paragraph (a) of this Section 5 or in any other provision of this Agreement shall release, waive or shall affect any rights the Employee has or may have: (A) under this Agreement; (B) under the Unimin Corporation Savings Plan (C) to COBRA health insurance benefits if and to the extent that COBRA benefits are applicable; or (E) to any claim to unemployment compensation due under applicable state law.

(ii)

Nothing in paragraph (a) of this Section 5 or in any other provision of this Agreement shall release, waive or in any way modify the obligations of the Company to the Employee that are described in Section 8 of this Agreement or in Exhibit B hereto.

(iii)

Nothing in paragraph (a) of this Section 5 or in any other provision of this Agreement shall release, waive or in any way modify the rights of the Employee as an insured (whether as a named insured or otherwise) under any past or present liability insurance policy (such as directors and officers (“D&O”) liability insurance and fiduciary liability insurance of the

Company or of any affiliate of the Company).

(iv)

Nothing in paragraph (a) of this Section 5 or in any other provision of this Agreement shall release, waive or in any way modify the rights of the Employee to reimbursement of his legitimate past business expenses.

(v)	Nothing in paragraph (a) of this Section 5 shall release, waive or in any way modify the rights of the Employee to enforce the provisions of Section 3.

6.

The Employee understands that he is knowingly and voluntarily releasing all Claims to the extent sent forth in paragraph (a) of Section 5, which include claims that Employee may not know about. Employee assumes this risk, and expressly waives any and all such unknown rights. Employee acknowledges that he understands the meaning and significance of this waiver. Employee further understands that he is not releasing any claims that may arise after signing this Agreement, or any right to enforce the terms of this Agreement.

7.

No Other Proceedings. The Employee represents that he has not and will not file or join in any action, charge, claim, complaint, lawsuit, or proceeding of any kind against any of the Released Parties (other than pursuing a claim for unemployment compensation benefits to which the Employee may be entitled) with respect to any claim that is released in this Agreement. Should the Employee file or join in any action, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties, based on any claim that the Employee has released, or should such an action, claim, complaint, lawsuit, or proceeding be filed on the Employee’s behalf, the Employee agrees to withdraw, dismiss, or cause to be withdrawn or dismissed, with prejudice, any such action, claim, complaint, lawsuit, or proceeding of any kind that is pending in any federal, state, or local agency or court. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, this Agreement does not affect or limit any claims that, under controlling law, may not be released by private agreement, including, without limitation:, (a) any claims under Workers’ Compensation laws; or (b) the right to file a charge with the Equal Employment Opportunity Commission or similar state or local agency, or with the National Labor Relations Board, or to provide information to or assist such agency in any proceeding, provided, however, that the Employee agrees that by signing this Agreement, the Employee relinquishes any right to receive any personal monetary relief or personal equitable relief with respect to any claim filed by the Employee or on the Employee’s behalf in any such proceeding. Additionally, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Employee’s right under the ADEA to challenge the validity of this Agreement in a court of law.

8.	Indemnity. Attached hereto as Exhibit B is a copy of Article VIII of the By-Laws of the Company as now in effect. Said Article VIII, in its current form, has been part of the By-Laws of the Company for more than 10 years. The Company reaffirms its undertaking to perform, and hereby undertakes to perform, all its obligations to the Employee contained in said Article VIII whenever such obligations are applicable.

9.	Confidential Information; Return of Property.

(a)

The Employee acknowledges that during the course of the Employee’s employment with the Company, the Employee was entrusted with certain personnel, legal, business, financial, technical, and other proprietary and/or trade secret information and materials that are the property of the Company and that involve confidential information concerning, among other things, the Company’s dealings, the Company’s customers, vendors, employees, and agents. The Employee agrees and promises that the Employee will not communicate, disclose or cause to be communicated or disclosed to any third party, or use for the Employee’s own benefit or for the benefit of any other person or entity, without the prior written consent of the Company, any of the above-mentioned information or material, except as required by law, or where such information is known to or has been released to the general public through no fault of the Employee. In addition, Employee agrees to continue to be bound and obligated by the terms of the Confidentiality Agreement, executed by Employee on March 11, 2016, a copy of which is attached hereto as Exhibit C.

(b)

The Employee covenants that he has returned or will return to the Company no later than December 15, 2017 (the “Property Return Date”), any and all property belonging to the Company in Employee’s possession, custody or control. This includes, but is not limited to, credit card(s), books, equipment, computer hardware and software, and originals and all copies of any business records or documents of any kind, belonging or related to the Company, together with all notes and summaries relating thereto, regardless of the sources from which such records or documents were obtained, and whether in physical or electronic form. Additionally, the Employee shall return to the Company by the Property Return Date all keys, fobs, security cards, passwords, and other means of access to the Company’s offices or other facilities or bank safety deposit boxes held in the Company’s name. Notwithstanding the provisions of this paragraph (b) of this Section 9, the Company will not require that the Employee return to the Company the portable computer that is used by the Employee, but the Company shall have a full opportunity to remove from that computer all software owned or licensed by the Company and all computer files that the Company believes should not be retained by the Employee; provided only that such removal take place within ninety days of the Property Return Date at a place, day and time mutually agreeable to the Employee and the Company. The

Company undertakes to use reasonable efforts to assign the phone number for the Company Phone (732-216-7073) to the Employee so that such number can become the phone number for the Employee’s personal cellular phone.

10.

No Entitlement To Employment Agreement Benefits. As and to the extent set forth in paragraph (a) of Section 5, the Employee acknowledges that by entering into this Agreement, he is knowingly and voluntarily releasing and forever discharging any claim to any benefits or other rights under the Employment Agreement, and that Employee would not be otherwise entitled to any of the benefits specified in Section 3 of this Agreement.

11.

Consultation with Counsel. THE EMPLOYEE ACKNOWLEDGES THAT THE HE HAS BEEN ADVISED, IN THIS WRITING, TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT THE EMPLOYEE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL (IF ANY) AS THE EMPLOYEE DEEMED APPROPRIATE. The Employee understands, however, that whether or not to consult with an attorney is the Employee’s decision. Except as may be otherwise required pursuant to paragraph (b) of Section 5, or Section 8, the Employee agrees that the Company shall not be required to pay any of the Employee’s attorneys’ fees in this or any related matter or lawsuit, now or later, and that the amounts payable under Section 3 are in full and complete payment of all matters between the Employee and the Company, including, without limitation, attorneys’ fees and costs.

12.

Right to Revoke Agreement. THE EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED OF THE EMPLOYEE’S RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION OF THIS AGREEMENT. TO REVOKE, THE EMPLOYEE MUST GIVE THE COMPANY WRITTEN NOTICE OF THE EMPLOYEE’S REVOCATION WITHIN THE SEVEN (7) DAY REVOCATION PERIOD. THE COMPANY SHALL HAVE NO RIGHT AT ANY TIME TO REVOKE THIS AGREEMENT ONCE IT IS EXECUTED BY THE COMPANY, NOTWITHSTANDING THE FACT THAT, PURSUANT TO THIS SECTION 12, THIS AGREEMENT DOES NOT BECOME EFFECTIVE UNTIL THE EIGHTH DAY AFTER THE EMPLOYEE SIGNS IT AND RETURNS IT TO THE COMPANY.

13.

Effective Date of Agreement. This Agreement becomes effective on the date the Employee signs the Agreement and returns it to the Company to the Company representative noted in Section 17 below, provided the Employee has not revoked this Agreement pursuant to Section 12.

14.

No Reliance. The parties acknowledge that they execute this Agreement in reliance on their own personal knowledge, and are not relying on any representation or promise made by any other party that is not contained in this Agreement.

15.

Successors and Assigns. This Agreement inures to the benefit of the Employee, his heirs, successors and assigns. This Agreement inures to the benefit of the Company and its successors and assigns and shall be binding upon the successors and assigns of the Company.

16.

Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all prior negotiations, agreements, or understandings between the parties except that any obligations of the Employee to the Company, under any agreement, policy, or other document in force on the Separation Date, that by their terms apply after the termination of his employment, including Employee’s obligations under the Employment Agreement, shall survive the execution of this Agreement and continue in full force and effect. No promises or oral or written statements have been made to the Employee other than those in this Agreement. If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. No provision of this Agreement may be modified, waived, or discharged unless the same is agreed to in writing by both parties hereto. The failure of a party to insist upon strict adherence to any term, condition or other provision of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

17.

Notice. Any notice to be given under this Agreement shall be in writing and delivered personally, sent by a nationally recognized courier service or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give written notice of under this Agreement:

If to Employee, to:

Scott Preston

138 Mimosa Circle

Ridgefield, Connecticut 06877

If to the Company, to:

Vice President Human Resources

Unimin Corporation

258 Elm Street

New Canaan, Connecticut 06840

18.	Governing Law. This Agreement shall be governed by the substantive laws of the State of Connecticut without regard to conflicts of law principles.

19.

Jurisdiction and Venue. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Connecticut, before one independent arbitrator selected pursuant to the JAMS Streamlined Arbitration Rules and Procedures. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Any judgment obtained in arbitration related to or arising from this Agreement may be enforced, as provided for by law, in the any Connecticut Superior Court for the Judicial District of Stamford- Norwalk, Connecticut, without re-examination of matters previously adjudicated, and the Employee and Company hereby irrevocably submit to the jurisdiction and venue of such court in respect of any such action or proceeding.

20.

Inducement. To induce the Company to provide the Employee the consideration recited in this Agreement, the Employee voluntarily executes this Agreement, acknowledges that the only consideration for executing this Agreement is that recited in this Agreement, and that no other promise, inducement, threat, agreement, or understanding of any kind has been made by anyone to cause the Employee to execute this Agreement.

THE EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT CONTAINS A FINAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AS AND TO THE EXTENT SET FORTH IN PARAGRAPH (a) OF SECTION 5, AND THAT THE EMPLOYEE CAN MAKE NO FURTHER CLAIM OF ANY KIND AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF ACTIONS OCCURRING THROUGH THE DATE THE EMPLOYEE EXECUTES THIS AGREEMENT.

THE EMPLOYEE AGREES THAT THE EMPLOYEE READ AND UNDERSTANDS THIS AGREEMENT, AND IS ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITHOUT ANY COERCION.

Employee		Unimin Corporation

/s/ Scott Preston	By:	/s/ Jennifer Fox
Scott Preston	`	Jennifer Fox
Vice President, Human Resources

County of Fairfield      )

                                      )ss: New Canaan

State of Connecticut    )

I, Scott Preston, under penalty of perjury, hereby declare that I have knowingly and voluntarily executed this Agreement by affixing my signature above.

Sworn before me this 20 day of December, 2017.

/s/ Stephen M. Albano
Notary Public
My Commission Expires: